Exhibit 99.1

Enterprise Information Solutions,

a business of McKesson Corporation

Combined Abbreviated Financial Statements

As of and for the years ended March 31, 2017 and March 31, 2016

INDEX TO COMBINED ABBREVIATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANS	3
COMBINED STATEMENTS OF REVENUE AND DIRECT EXPENSES	5
COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED	6
NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS	7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS Board of Directors Enterprise Information Solutions

Grant Thornton LLP

1301 International Parkway, Suite 300

Fort Lauderdale, FL 33323-2874

T 954.768.9900

F 954.768.9908

801 Brickell Avenue, Suite 2450

Miami, FL 33131-4944

T 305.341.8040

F 305.341.8099

GrantThornton.com

linkd.in/GrantThorntonUS

twitter.com/GrantThorntonUS

We have audited the accompanying combined abbreviated financial statements of the Enterprise Information Solutions business of McKesson Corporation (the “Entity”) (a combination of Delaware and British Columbia corporations), which comprise the combined statements of assets acquired and liabilities assumed as of March 31, 2017 and 2016, and the related combined statements of revenue and direct expenses for the years then ended, and the related notes to the combined abbreviated financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these combined abbreviated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined abbreviated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these combined abbreviated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined abbreviated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined abbreviated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined abbreviated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined abbreviated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined abbreviated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined abbreviated financial statements referred to above present fairly, in all material respects, the financial position of the Enterprise Information Solutions business of McKesson Corporation as of March 31, 2017 and 2016 and the results of its operations for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of matter

We draw attention to Note 1 to the combined abbreviated financial statements, which describes that the accompanying combined abbreviated financial statements were prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission for inclusion in a Form 8-K/A of Allscripts Healthcare Solutions, Inc. in connection with McKesson Corporation’s sale of the Enterprise Information Solutions business to Allscripts Healthcare Solutions, Inc., and are not intended to be a complete presentation of the Entity’s assets, liabilities, revenues, and expenses. Our opinion is not modified with respect to this matter.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

December 15, 2017

ENTERPRISE INFORMATION SOLUTIONS

COMBINED STATEMENTS OF REVENUES AND DIRECT EXPENSES

(in thousands)

	Years Ended
	March 31, 2017	March 31, 2016
Revenues	$564,322	$652,931
Cost of sales	251,550	341,820
Gross profit	312,772	311,111
Operating expenses
Selling, distribution and administrative expenses	87,724	106,825
Goodwill impairment charge	290,000	—
Restructuring charges	(2,174)	12,608
Research and development	145,576	147,230
Total operating expenses	521,126	266,663
Operating income	(208,354)	44,448
Other income, net	285	418
Revenue in excess of (less than) direct expenses	$(208,069)	$44,866

The accompanying notes are an integral part of these combined financial statements.

ENTERPRISE INFORMATION SOLUTIONS

COMBINED STATEMENTS OF ASSETS ACQUIRED AND LIABILITIES ASSUMED

(in thousands)

	March 31, 2017	March 31, 2016
ASSETS ACQUIRED
Current assets
Receivables, net	$129,981	$138,250
Prepaid expenses and other	21,348	28,353
Total current assets	151,329	166,603
Property and equipment, net	8,152	14,516
Goodwill	124,000	414,000
Intangible assets, net	3,667	5,667
Other noncurrent assets	16,822	22,122
Total assets	$303,970	$622,908
LIABILITIES ASSUMED
Current liabilities
Drafts and accounts payable	$7,609	$10,977
Deferred revenue	285,394	358,884
Other accrued liabilities	36,158	41,015
Total current liabilities	329,161	410,876

Other noncurrent liabilities	14,144	12,485
Total liabilities	343,305	423,361
Net assets acquired (assumed)	$(39,335)	$199,547

The accompanying notes are an integral part of these Combined Abbreviated Financial Statements.

ENTERPRISE INFORMATION SOLUTIONS

NOTES TO COMBINED ABBREVIATED FINANCIAL STATEMENTS

1.	Business Overview and Basis of Presentation

The Enterprise Information Solutions business (“EIS,” the “Company,” or “we” and other similar pronouns), operating under the McKesson Technology Solutions (“MTS”) segment of McKesson Corporation (“McKesson”), delivers hospitals and health systems with electronic health record solutions, consulting and infrastructure and hosting services.

On August 3, 2017, Allscripts Healthcare, LLC (“Allscripts”) announced a definitive agreement to acquire all of the equity shares of the two contributed legal entities of EIS (PF2 EIS LLC, a Delaware limited liability company, and PF2 Enterprise Information Solutions Canada ULC, an unlimited liability corporation organized under the laws of British Columbia) (the “Transaction”) for $185 million in cash, subject to adjustment for net debt and working capital, as defined in the agreement. The Transaction closed on October 2, 2017.

The accompanying Combined Statements of Assets Acquired and Liabilities Assumed as of March 31, 2017 and March 31, 2016 and the related Combined Statements of Revenues and Direct Expenses for the years ended March 31, 2017 and March 31, 2016 (collectively, the “Combined Abbreviated Financial Statements”) of EIS have been prepared for the purpose of supporting Allscripts in complying with Rule 3-05 of the U.S. Securities and Exchange Commission’s Regulation S-X.

These Combined Abbreviated Financial Statements have been prepared in accordance with a waiver obtained by Allscripts from the U.S. Securities and Exchange Commission to reflect the assets acquired and liabilities assumed by Allscripts as well as all revenues and costs directly associated with the revenue producing activities of EIS and excludes costs not directly involved in the revenue producing activity, such as corporate overhead, interest and income taxes.

Throughout the periods included in these Combined Abbreviated Financial Statements, EIS consisted of entities and assets that had previously operated as part of multiple legal entities of McKesson. Separate financial statements have not historically been prepared for EIS. The Combined Abbreviated Financial Statements have been derived from McKesson’s historical accounting records as if EIS’s operations had been conducted independently from McKesson and were prepared on a stand-alone basis in accordance with accounting principles generally accepted in the United States (“GAAP”).

These Combined Abbreviated Financial Statements may not be indicative of what they would have been had EIS actually been an independent stand-alone entity, nor are they necessarily indicative of EIS’s future financial condition or results of operations going forward because of the omission of various operating expenses. Certain centrally provided services, which are shared by McKesson’s various businesses, corporate functions, and other areas of McKesson are not tracked or monitored in a manner that would enable the development of full stand-alone financial statements required by Rule 3-05 or Regulation S-X. As such, it is not possible to provide a meaningful allocation of certain business unit and corporate costs, interest or tax, and only costs directly related to the revenue producing activities of EIS are included in these Combined Abbreviated Financial Statements.

Certain expenses directly related to the revenue producing activities of EIS presented in these Combined Abbreviated Financial Statements have been allocated based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of headcount, square footage, number of transactions or other relevant measures. We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, EIS. Allocations for such costs totaled $46 million and $66 million for the years ended March 31, 2017 and 2016, respectively.

Cash receipts and disbursements relating to the operations of EIS are aggregated with the cash activity for McKesson’s entire operations. As the Company has historically been managed as part of the operations of McKesson and has not operated as a standalone entity, it is not practicable nor does sufficient data exist to prepare information about the operating, investing, and financing cash flows of EIS. As such, a statement of cash flows is not presented.

EIS’s fiscal year begins on April 1 and ends on March 31. Unless otherwise noted, all references to a particular year shall mean EIS’s fiscal year ending March 31. All dollar amounts presented in these notes are in thousands unless otherwise noted.

2.	Significant Accounting Policies

Use of Estimates:  The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions that affect the reported amounts in the Combined Abbreviated Financial Statements and accompanying notes. Actual amounts could differ from those estimated amounts. Significant estimates inherent in the preparation of these Combined Abbreviated Financial Statements include, but are not limited to, allocations and estimates that are not necessarily indicative of the costs and expenses that would have resulted if EIS had been operated as a separate entity or the future results of EIS.

Revenue Recognition:  Revenues are generated primarily by licensing software and software systems (consisting of software, hardware and maintenance support), licensing content, providing software as a service (“SaaS”) or SaaS-based solutions and providing claims processing, outsourcing and professional services. Revenue is recognized as follows:

Perpetual software arrangements are recognized at the time of delivery, under the percentage-of-completion method if the arrangements require significant production, modification or customization of the software, or in certain instances under the completed contract method if reasonable estimates cannot be made. Contracts accounted for under the percentage-of-completion method are generally measured based on the ratio of labor hours incurred to date to total estimated labor hours to be incurred. Changes in estimates to complete and revisions in overall profit estimates on these contracts are charged to earnings in the period in which they are determined. We accrue for contract losses if and when the current estimate of total contract costs exceeds total contract revenue. Software implementation fees are recognized as the work is performed or under the percentage-of-completion method.

Revenue from time-based software license agreements is recognized ratably over the term of the agreement. Software implementation fees for time-based software licenses are recognized ratably over the software license term. Maintenance and support agreements are marketed under annual or multi-year agreements and are recognized ratably over the terms of the agreements. Hardware revenues are generally recognized upon delivery.

SaaS-based subscription, content licenses and transaction processing fees are generally marketed under annual and multi-year agreements and are recognized ratably over the contracted terms. Revenue recognition begins on the service start date for fixed fee arrangements, on delivery for content licenses, and recognized as transactions are performed beginning on the service start date for per-transaction fee arrangements. Remote processing service fees are recognized monthly as the service is performed. Outsourcing service revenues are recognized as the service is performed.

We also offer certain products on an application service provider basis, making our software functionality available on a remote hosting basis from our data centers. The data centers provide system and administrative support, as well as hosting services. Revenue on products sold on an application service provider basis is recognized on a monthly basis over the term of the contract beginning on the service start date of products hosted.

We engage in multiple-element arrangements, which may contain any combination of software, hardware, implementation, SaaS-based offerings, consulting services or maintenance services. For multiple-element arrangements that do not include software, revenue is allocated to the separate elements based on their relative selling price and recognized in accordance with the revenue recognition criteria applicable to each element. Relative selling price is determined based on vendor specific objective evidence (“VSOE”) of selling price if available, third-party evidence (“TPE”), if VSOE of selling price is not available, or estimated selling price (“ESP”), if neither VSOE of selling price nor TPE is available. For multiple-element arrangements accounted for in accordance with specific software accounting guidance when some elements are delivered prior to others in an arrangement and VSOE of fair value exists for the undelivered elements, revenue for the delivered elements is recognized upon delivery of such items. We establish ESP for hardware and VSOE for implementation and consulting services based on the price charged when sold separately, and for maintenance services based on substantive renewal rates offered to customers. Revenue for the software element is recognized under the residual method only when fair value has been established for all of the undelivered elements in an arrangement. If fair value cannot be established for any undelivered element, all of the arrangement’s revenue is deferred until the delivery of the last element commences or until the fair value of the undelivered element is determinable. For multiple-element arrangements with both software elements and non-software elements, arrangement consideration is allocated between the software elements as a whole and non-software elements. We then further allocate consideration to the individual elements within the software group, and revenue is recognized for all elements under the applicable accounting guidance and our policies described above.

Unbilled revenue represents revenue earned on contracts in excess of billings.  Unbilled revenue of $8,032 and $10,925 as of March 31, 2017 and 2016, respectively, is recorded in Receivables, net within the Combined Statements of Assets Acquired and Liabilities Assumed.

Restricted Cash:  Cash that is subject to legal restrictions or is unavailable for general operating purposes is classified as restricted cash and is included within Prepaid expenses and other in the Combined Statement of Assets Acquired and Liabilities Assumed. At March 31, 2017 and March 31, 2016, our restricted cash balances were $1,064 and $1,063, respectively, which represents a requirement from a contract with a customer.

Concentrations of Credit Risk and Receivables:  Trade receivables are subject to a concentration of credit risk with customers in the healthcare provider sector, which can be affected by a downturn in the economy and changes in reimbursement policies. This credit risk is mitigated by the size and diversity of the customer base as well as its geographic dispersion. We estimate the receivables for which we do not expect full collection based on historical collection rates and ongoing evaluations of the creditworthiness of our customers. An allowance is recorded in our Combined Abbreviated Financial Statements for these amounts.

No single customer accounted for more than 10% of our revenue for the years ended March 31, 2017 and 2016. Accounts receivable from our largest customer was approximately 10.4% of total trade accounts receivable as of March 31, 2017.  No customer represented more than 10% of accounts receivable as of March 31, 2016.

Property and Equipment:  We state our property and equipment at cost and depreciate them under the straight-line method at rates designed to distribute the cost of property and equipment over estimated service lives (or lease life, if shorter) ranging from one to thirty years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts.

Goodwill:  Goodwill is tested for impairment on an annual basis in the fourth quarter or more frequently if indicators for potential impairment exist. Impairment testing is conducted at the reporting unit level. The first step in goodwill testing requires us to compare the estimated fair value of a reporting unit to its carrying value. This step may be performed utilizing either a qualitative or quantitative assessment. If the carrying value of the reporting unit is lower than its estimated fair value, no further evaluation is necessary. If the carrying value of the reporting unit is higher than its estimated fair value, the second step must be performed to measure the amount of impairment loss. Under the second step, the implied fair value of goodwill is calculated in a hypothetical analysis by subtracting the fair value of all assets and liabilities of the reporting unit, including any unrecognized intangible assets, from the fair value of the reporting unit calculated in the first step of the impairment test. If the carrying value of goodwill for the reporting unit exceeds the implied fair value of goodwill, an impairment charge is recorded for that excess.

To estimate the fair value of our reporting units, we consider a combination of the market approach and the income approach. Under the market approach, we estimate fair value by comparing the business to similar businesses or guideline companies whose securities are actively traded in public markets. Under the income approach, we use a discounted cash flow model in which cash flows anticipated over several periods, plus a terminal value at the end of that time horizon, are discounted to their present value using an estimated expected rate of return. The discount rate used for cash flows reflects capital market conditions and the specific risks associated with the business. The testing requires a complex series of assumptions and judgment by management in projecting future operating results, selecting guideline companies for comparisons and assessing risks. The use of alternative assumptions and estimates could affect the fair values and change the impairment determinations. For the year ended March 31, 2017, we recorded a non-cash pre-tax charge of $290 million to impair the carrying value of EIS’s goodwill. Refer to Note 5, Goodwill Impairment.

Intangible Assets:  Currently all of our intangible assets are subject to amortization and are amortized based on the pattern of their economic consumption or on a straight-line basis over their estimated useful lives, ranging from three to twelve years. We review intangible assets for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Determination of recoverability is based on the lowest level of identifiable estimated future undiscounted cash flows resulting from use of the asset and its eventual disposition. Measurement of any impairment loss is based on the excess of the carrying value of the asset over its fair market value.

Capitalized Software Held for Sale:  We capitalize development costs for software held for sale once a project has reached the point of technological feasibility. Completed projects are amortized after reaching the point of general availability using the straight-line method based on an estimated useful life of approximately three years. At each fiscal year-end date, or earlier if an indicator of an impairment exists, we evaluate the recoverability of unamortized capitalized software costs based on estimated future undiscounted revenues, net of estimated related costs over the remaining amortization period.

Capitalized Software Held for Use:  We capitalize costs of software held for internal use during the application development stage of a project and amortize those costs over their estimated useful lives ranging from one to ten years.

Foreign Currency Translation:  The reporting currency of EIS is the U.S. dollar. Our foreign subsidiary generally considers its local currency to be its functional currency. Foreign currency-denominated assets and liabilities of the foreign subsidiary are translated into U.S. dollars at year-end exchange rates and revenues and expenses are translated at average exchange rates during the corresponding period. Realized gains and losses from currency exchange transactions are recorded in Operating expenses in the Combined Statement of Revenue and Direct Expenses.  The amount is not significant for the years ended March 31, 2017 and 2016.

Share-Based Compensation: McKesson provides share-based compensation to certain EIS employees. We account for all share-based compensation transactions using a fair-value based measurement method. The share-based compensation expense, for the portion of the awards that is ultimately expected to vest, is recognized on a straight-line basis over the requisite service period. Compensation expense is recognized in Cost of sales, Selling, distribution and administrative expenses, and Research and development in the Combined Statements of Revenue and Direct Expenses.

Loss Contingencies: We are subject to various claims, including claims with customers and vendors, pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. When a loss is considered probable and reasonably estimable, we record a liability in the amount of our best estimate for the ultimate loss. However, the likelihood of a loss with respect to a particular contingency is often difficult to predict and determining a meaningful estimate of the loss or a range of loss may not be practicable based on the information available and the potential effect of future events and decisions by third parties that will determine the ultimate resolution of the contingency. Moreover, it is not uncommon for such matters to be resolved over many years, during which time relevant developments and new information must be reevaluated periodically to determine both the likelihood of potential loss and whether it is possible to reasonably estimate a range of possible loss. When a material loss is probable but a reasonable estimate cannot be made, disclosure is provided.

Disclosure is also provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. We review all contingencies at least quarterly to determine whether the likelihood of loss has changed and to assess whether a reasonable estimate of the loss or range of the loss can be made. As discussed above, development of a meaningful estimate of loss or a range of potential loss is complex when the outcome is directly dependent on negotiations with or decisions by third parties, such as regulatory agencies, the court system and other interested parties. Such factors bear directly on whether it is possible to reasonably estimate a range of potential loss and boundaries of high and low estimate.

Recently Issued Accounting Pronouncements Not Yet Adopted

Share-Based Payments: In May 2017, amended guidance was issued for employee share-based payment awards.  This amendment provides guidance on which changes to the terms or conditions of a share-based payment aware require an entity to apply modification accounting.  Under the amended guidance, we are required to account for the effects of a modification if the fair value, the vesting conditions or the classification (as an equity instrument or a liability instrument) of the modified award changed from that of the original award immediately before the modification.  The amended guidance is effective prospectively for annual periods beginning after December 15, 2017, and interim periods within those annual periods.  Early adoption is permitted.  We are currently evaluating the impact of this amended guidance on our Combined Abbreviated Financial Statements.

Goodwill Impairment Testing:  In January 2017, amended guidance was issued to simplify goodwill impairment testing by eliminating the second step of the impairment test as previously described. The amended guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if any. The amended guidance is effective for annual and interim periods in fiscal years beginning after December 15, 2021 with early adoption permitted for interim and annual goodwill impairment tests performed on or after January 1, 2017. We are currently evaluating the impact of this amended guidance on our Combined Abbreviated Financial Statements.

Leases:  In February 2016, amended guidance was issued for lease arrangements. The amended standard will require recognition on the Combined Statement of Assets Acquired and Liabilities Assumed for all leases with terms longer than 12 months: a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The amended guidance is effective for annual periods beginning after December 15, 2019 and interim periods within fiscal years beginning after December 15, 2020, with early adoption permitted, on a modified retrospective basis. We are currently evaluating the impact of this amended guidance on our Combined Abbreviated Financial Statements.

Revenue Recognition:  In May 2014, amended guidance was issued for recognizing revenue from contracts with customers. The amended guidance eliminates industry specific guidance and applies to all companies. Revenues will be recognized when an entity satisfies a performance obligation by transferring control of a promised good or service to a customer in an amount that reflects the consideration to which the entity expects to be entitled for that good or service. Revenue from a contract that contains multiple performance obligations generally is allocated to each performance obligation on a relative standalone selling price basis. The amended guidance also requires additional quantitative and qualitative disclosures. In March, April and May 2016, amended guidance was further issued including clarifying guidance on principal versus agent considerations, ability to choose an accounting policy election to account for shipping and handling activities that occur after the customer has obtained control of a good as an activity to fulfill the promise to transfer the good and provided certain scope improvements and practical expedients. The amended standard is effective for annual reporting periods beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019.  The amended guidance allows for either full retrospective adoption or modified retrospective adoption. Early adoption is permitted. We are currently evaluating the impact of this amended guidance on our Combined Abbreviated Financial Statements.

3.	Related Party Transactions

For the years ended March 31, 2017 and 2016, related party sales to McKesson and its subsidiaries were $1,041 and $3,579, respectively and related party cost of sales from McKesson and its subsidiaries were $3,175 and $4,614 respectively. Related party sales and costs of sales are recorded on the Combined Statements of Revenues and Direct Expenses. Prior to the Change transaction, as defined below, receivables and payables due from or due to McKesson and its subsidiaries were settled through equity on a monthly basis.

On March 1, 2017, McKesson contributed a majority of its MTS segment to Change Healthcare (“Change”). McKesson retained EIS and RelayHealth Pharmacy, a sub-business unit of McKesson Connectivity and Care Analytics business. Subsequent to the Change transaction, all related party receivable and payables due from or due to Change or McKesson and its subsidiaries are settled on a net basis through the Receivables, net or Drafts and accounts payable line items on the Combined Statements of Assets Acquired and Liabilities Assumed.

4.	Restructuring

On March 14, 2016, McKesson committed to a restructuring plan to lower operating costs (the “Cost Alignment Plan”). The Cost Alignment Plan primarily consists of a reduction in workforce, and business process initiatives that were substantially implemented prior to the end of fiscal year 2017. Business process initiatives primarily include plans to reduce operating costs as well as the disposal and abandonment of certain non-core businesses. As a result of the Cost Alignment Plan, pre-tax charges of $20,704 were recorded during the year ended March 31, 2016.  An adjustment was made to the original estimate for the Cost Alignment Plan and a pre-tax credit of $2,536 was recorded during the year ended March 31, 2017.

As of March 31, 2017 and 2016, the restructuring liabilities of $11,515 and $20,112, respectively, were recorded in Other accrued liabilities and Other noncurrent liabilities in our Combined Statements of Assets Acquired and Liabilities Assumed.

Restructuring charges for the Cost Alignment Plan for the years ended March 31, 2017 and 2016 directly attributable to EIS consisted of the following:

	Years Ended
(in thousands)	March 31, 2017	March 31, 2016
Severance and employee-related costs, net	$(2,536)	$20,112
Asset impairment and accelerated depreciation and amortization	—	592
Total	$(2,536)	$20,704

Cost of sales	$(325)	$8,043
Operating expenses	(2,211)	12,661
Total	$(2,536)	$20,704

The following table summarizes the activity related to the restructuring liabilities attributable to EIS associated with the Cost Alignment Plan as of March 31, 2017:

(in thousands)
Balance as of March 31, 2016	$20,112
Restructuring charges recognized	(2,536)
Cash payments	(6,067)
Other	6
Balance as of March 31, 2017	$11,515

Other restructuring liabilities of $7,746 and $5,970 as of March 31, 2017 and 2016, respectively, are related to other EIS restructuring plans associated with reduction in workforce severance charges.

5.	Goodwill Impairment

For the year ended March 31, 2017, we recorded a non-cash pre-tax charge of $290 million to impair the carrying value of EIS’s goodwill. The impairment primarily resulted from a decline in estimated future cash flows.

The goodwill impairment test requires us to compare the fair value of EIS to the fair value of EIS’s net assets, excluding goodwill but including any unrecognized intangible assets, to determine the implied fair value of goodwill. The impairment charge was then determined by comparing the carrying value of EIS’s goodwill with its implied fair value. As of March 31, 2017, the remaining goodwill balance for EIS was $124 million.

6.	Share-Based Compensation

Certain EIS employees participate in McKesson’s share-based compensation plans. Under these plans, McKesson may grant employees  stock options to purchase common stock of McKesson,  employee stock  purchase plans, restricted stock units (“RSUs”), performance-based restricted stock units (“PeRSUs”) and total shareholder return units (“TSRUs”) (collectively, “share-based awards”). Most of these share-based awards are granted in the first quarter of each fiscal year.

Compensation expense for the share-based awards is recognized for the portion of awards ultimately expected to vest. We estimate the number of share-based awards that will ultimately vest primarily based on historical experience. The estimated forfeiture rate established upon grant date is re-assessed throughout the requisite service period and is adjusted when actual forfeitures occur. The actual forfeitures in future reporting periods could be higher or lower than current estimates. Our share-based compensation expense has been derived from the share-based awards granted by McKesson to EIS’s employees.

Compensation expense recognized in the Combined Statements of Revenue and Direct Expenses for EIS employees is $6,593 and $7,189 for the years ended March 31, 2017 and 2016, respectively.

Stock Options

Stock options are granted with an exercise price at no less than the fair market value of McKesson common stock at the date of grant and those options granted under the stock plans generally have a contractual term of seven years and follow a four-year vesting schedule.

Compensation expense for stock options is recognized on a straight-line basis over the requisite service period and is based on the grant-date fair value for the portion of the awards that is ultimately expected to vest. McKesson uses the Black-Scholes options-pricing model to estimate the fair value of stock options. The Black-Scholes options-pricing model requires the use of various estimates and assumptions as follows:

•

Expected stock price volatility is based on a combination of historical volatility of McKesson’s common stock and implied market volatility. We believe that this market-based input provides a reasonable estimate of future stock price movements and is consistent with employee stock option valuation considerations.

•	Expected dividend yield is based on historical experience and investors’ current expectations with respect to McKesson.
•	The risk-free interest rate for periods within the expected life of the option is based on the constant maturity U.S. Treasury rate in effect at the time of grant.
•

Expected life of the options is based primarily on historical employee stock option exercises and other behavior data and reflects the impact of changes in contractual life of current option grants compared to historical grants.

Weighted-average assumptions used to estimate the fair value of employee stock options were as follows:

	Years Ended
	March 31, 2017	March 31, 2016
Expected stock price volatility	21%	21%
Expected dividend yield	0.7%	0.4%
Risk-free interest rate	1.1%	1.4%
Expected life (in years)	4	4

Restricted Stock Unit Awards

Restricted stock unit awards, or RSUs, which entitle the holder to receive a specified number of shares of McKesson’s common stock at the end of a vesting term, are accounted for at fair value at the date of grant. Total compensation expense for RSUs under McKesson’s stock plans is determined by the product of the number of shares that are expected to vest and the grant date market price of McKesson’s common stock. The McKesson Compensation Committee determines the vesting terms at the time of grant. These awards generally vest in three to four years. We recognize expense for RSUs on a straight-line basis over the requisite service period.

PeRSUs are RSUs for which the number of RSUs awarded is conditional upon the attainment of one or more performance objectives over a specified period. Each year, the McKesson Compensation Committee approves the target number of PeRSUs representing the base number of awards that could be granted if performance goals are attained. PeRSUs are accounted for as variable awards until the performance goals are reached at which time the grant date is established. Total compensation expense for PeRSUs is determined by the product of the number of shares eligible to be awarded and expected to vest, and the market price of McKesson’s common stock, commencing at the inception of the requisite service period. During the performance period, the compensation expense for PeRSUs is re-computed using the market price and the performance modifier at the end of a reporting period. At the end of the performance period, if the goals are attained, the awards are granted and classified as RSUs and accounted for on that basis. We recognize compensation expense for these awards on a straight-line basis over the requisite aggregate service period of generally four years.

TSRUs replaced PeRSUs for our executive officers beginning in 2015. The number of vested TSRUs is assessed at the end of a three-year performance period and is conditioned upon attainment of a total shareholder return metric relative to a peer group of companies. McKesson uses the Monte Carlo simulation model to measure the fair value of TSRUs. TSRUs have a requisite service period of approximately three years. Expense is attributed to the requisite service period on a straight-line basis based on the fair value of the TSRUs. For TSRUs that are designated as equity awards, the fair value is measured at the grant date. For TSRUs that are eligible for cash settlement and designated as liability awards, we measure the fair value at the end of each reporting period.

The weighted-average assumptions used to estimate the fair value of TSRUs are as follows:

	Years Ended
	March 31, 2017	March 31, 2016
Expected stock price volatility	23%	18%
Expected dividend yield	0.7%	0.4%
Risk-free interest rate	1.1%	0.9%
Expected life (in years)	3	3

7.	Receivables, Net

(in thousands)	March 31, 2017	March 31, 2016
Customer accounts	$131,378	$132,055
Unbilled receivables	13,041	18,326
Total	144,419	150,381
Allowances	(14,438)	(12,131)
Net	$129,981	$138,250
8.	Prepaid Expenses and Other

(in thousands)	March 31, 2017	March 31, 2016
Prepaid expenses	$20,261	$26,841
Inventories	23	449
Other current assets	1,064	1,063
Total prepaid expenses and other	$21,348	$28,353

9.	Property and Equipment, Net

(in thousands)	March 31, 2017	March 31, 2016
Leasehold improvements	$11,235	$11,235
Equipment	47,717	46,598
Other	4,894	4,894
Total property and equipment	63,846	62,727
Accumulated depreciation	(55,694)	(48,211)
Property and equipment, net	$8,152	$14,516

Depreciation expense related to property and equipment was $7,517 and $8,812 for the years ended March 31, 2017 and 2016, respectively.

10.	Goodwill and Intangible Assets, Net

Changes in the carrying amount of goodwill were as follows:

(in thousands)	March 31, 2017	March 31, 2016
Balance, at beginning of year	$414,000	$414,000
Goodwill impairment	(290,000)	—
Balance, at end of year	$124,000	$414,000

Information regarding intangible assets is as follows:

		March 31, 2017			March 31, 2016
(in thousands)	Weighted Average Remaining Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer lists	2	$24,667	$(21,000)	$3,667	$24,686	$(19,019)	$5,667
Technology	—	2,800	(2,800)	—	2,800	(2,800)	—
Total		$27,467	$(23,800)	$3,667	$27,486	$(21,819)	$5,667

All intangible assets were subject to amortization for the years ended March 31, 2017 and 2016.

Amortization expense of intangible assets was $2,000 and $2,000 for the years ended March 31, 2017 and 2016, respectively. Estimated future annual amortization expense of intangible assets as of March 31, 2017 is: $2,000 and $1,667 for 2018 and 2019, respectively, and zero thereafter.

11.	Other Noncurrent Assets
	Years Ended
(in thousands)	March 31, 2017	March 31, 2016
Capitalized software held for sale	$11,651	$16,201
Capitalized software held for internal use	3,438	4,484
Other noncurrent assets	1,733	1,437
Total other noncurrent assets	$16,822	$22,122

Amortization expense of capitalized software held for internal use was $2,362 and $2,892 for the years ended March 31, 2017 and 2016, respectively.

12.	Capitalized Software Held for Sale, Net

Changes in the carrying amount of capitalized software held for sale, net, which is included in Other noncurrent assets in the Combined Statements of Assets Acquired and Liabilities Assumed, were as follows:

	Years Ended
(in thousands)	March 31, 2017	March 31, 2016
Balance, at beginning of year	$16,201	$25,196
Amounts capitalized	2,370	4,253
Amortization expense	(6,920)	(13,248)
Balance, at end of year	$11,651	$16,201

13.	Other Accrued Liabilities

(in thousands)	March 31, 2017	March 31, 2016
Salary and wages	$8,297	$12,223
Restructuring – current	12,704	17,306
Accrued software	9,133	8,978
Accrued other	6,024	2,508
Total other accrued liabilities	$36,158	$41,015

14.	Other Noncurrent Liabilities

(in thousands)	March 31, 2017	March 31, 2016
Deferred revenue – noncurrent	$4,476	$2,861
Restructuring – noncurrent	6,557	8,776
Other noncurrent	$3,111	$848
Total other noncurrent liabilities	$14,144	$12,485

15.	Lease Obligations

We lease facilities and equipment solely under operating leases. At March 31, 2017, future minimum lease payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year are:

(in thousands)	Noncancelable Operating Leases
2018	$3,758
2019	694
2020	525
2021	—
2022	—
Thereafter	—
Total minimum lease payments	$4,977

Rental expense under operating leases was $2,908 and $2,724 for the years ended March 31, 2017 and 2016, respectively. We recognize rent expense on a straight-line basis over the term of the lease, taking into account, when applicable, lessor incentives for tenant improvements, periods where no rent payment is required and escalations in rent payments over the term of the lease. Deferred rent is recognized for the difference between the rent expense recognized on a straight-line basis and the payments made per the terms of the lease. Remaining terms for facilities leases generally range from zero to nine years, while remaining terms for equipment leases range from zero to seven years. Most real property leases contain renewal options (generally for five-year increments) and provisions requiring us to pay property taxes and operating expenses in excess of base period amounts. Sublease rental income was not significant for the years ended March 31, 2017 and 2016.

16.	Commitments and Contingencies

We are party to the legal proceedings described below. Unless otherwise stated, we are currently unable to estimate a range of reasonably possible losses for the unresolved proceedings described below. Should any one or a combination of more than one of these proceedings be successful, or should we determine to settle any or a combination of these matters, we may be required to pay substantial sums, become subject to the entry of an injunction or be forced to change the manner in which we operate our business, which could have a material adverse impact on our financial position or results of operations.

Litigation and Claims

North Brevard Hospital District (Parrish Medical Center (“PMC”)) served MTS with a lawsuit filed in Brevard County, Florida on March 25, 2016.  PMC alleges 3 causes of action: 1) Accounting, 2) Damages and Injunctive Relief for Unfair and Deceptive Trade practices, and 3) Claim for Temporary and Permanent Injunctive Relief.  PMC’s claims arise out of a dispute relating to the sunsetting of the Horizon product and launch of the Paragon product.  PMC claims over $11 million in damages. McKesson has agreed, with respect to the PMC matter, to indemnify Allscripts for amounts paid or payable to PMC.

Government Subpoenas and Investigations

From time to time, we receive subpoenas or requests for information from various government agencies. We generally respond to such subpoenas and requests in a cooperative, thorough and timely manner. These responses sometimes require time and effort and can result in considerable costs being incurred by us.

As previously announced by McKesson, EIS is subject to a May 2017 civil investigative demand (CID) from the U.S. Attorney’s Office for the Eastern District of New York.  The CID requests documents and information related to the certification McKesson obtained in connection with the U.S. Department of Health and Human Services’ Electronic Health Record Incentive Program.  McKesson has agreed, with respect to the CID, to indemnify Allscripts for amounts paid or payable to the government (or any private relator) involving any products or services marketed, sold or licensed by EIS as of or prior to the closing of the Transaction contemplated by the purchase agreement.

Other Matters

We are involved in various other litigation, governmental proceedings and claims, not described above, that arise in the normal course of business. While it is not possible to determine the ultimate outcome or the duration of such litigation, governmental proceedings or claims, we believe, based on current knowledge and the advice of counsel, that such litigation, proceedings and claims will not have a significant impact on our financial position or results of operations.

17.	Subsequent Events

Subsequent events have been evaluated through December 15, 2017, the date these Combined Abbreviated Financial Statements were issued.

On October 2, 2017, Allscripts completed the Transaction contemplated by a purchase agreement with McKesson, pursuant to which Allscripts purchased EIS by acquiring all of the outstanding equity interests of two indirect, wholly-owned subsidiaries of McKesson for a purchase price of $185 million, subject to adjustments for net working capital and net debt, as defined in the agreement.  The purchase price was funded through incremental borrowings under Allscripts’ debt facilities.